Securities and Exchange Commission
450 5th Street NW
Washington,  DC 20549

Gentlemen:

We have read and agree with the representations in Item 4 of Form 8-K of American Sports Development Group, Inc. dated December 16, 2002, relating to Merdinger, Fruchter, Rosen & Company, P.C.

/s/ Merdinger, Fruchter, Rosen & Company, P.C. MERDINGER, FRUCHTER, ROSEN & COMPANY, P.C.
Certified Public Accountants

New York, New York
December 20, 2002